UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC.  20549


                                         FORM 15



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             Commission File Number 0-26240


                               Align-Rite International, Inc.
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                (Exact name of registrant as specified in its charter)

                      2428 Ontario Street, Burbank, California  91504
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                      Common Stock
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                (Title of each class of securities covered by this Form)


                                         None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(i)  [X]
       Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                         Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or
notice date:     1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Align-Rite International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    June 19, 2000            By:  /s/ Petar N. Katurich
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                                               Petar N. Katurich
                                          Vice President of Finance